As filed with the Securities and Exchange Commission on March 8, 2013            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VITESSE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0138960 (I.R.S. Employer Identification No.)
741 Calle Plano Camarillo, CA (Address of principal executive offices)	93012 (Zip Code)

Vitesse Semiconductor Corporation
2013 Incentive Plan
(Full title of the plan)
Martin S. McDermut
Chief Financial Officer
Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012
(Name and address of agent for service)
(805) 388-3700
(Telephone number, including area code, of agent for service)
Copies to:
John McIlvery, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller” reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer                                Accelerated filer X
Non-accelerated filer    (Do not check if smaller reporting company)            Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	9,459,848	$2.10	$19,865,680.80	$2,709.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on a per share price of $2.10, the average of the high and low reported sales prices of the Registrant's common stock on the NASDAQ Global Market on March 7, 2013.

Explanatory Note

This registration statement on Form S-8 of Vitesse Semiconductor Corporation has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, with respect to 9,459,848 shares of our common stock, par value $0.01 per share issuable to participants in the Vitesse Semiconductor Corporation 2013 Incentive Plan.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (filed on December 4, 2012);

(2)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 (filed on February 5, 2013);

(3)
The Registrant's Current Reports on Form 8-K, dated November 19, 2012 (filed on November 19, 2012); dated December 4, 2012 (with respect to Item 5.02 only) (filed on December 4, 2012); dated December 6, 2012 (filed on December 7, 2012); dated December 11, 2012 (filed on December 13, 2012); dated December 21, 2012 (filed on December 21, 2012); dated January 30, 2013 (filed on February 4, 2013); and dated March 7, 2013 (filed on March 8, 2013); and

(3)
The description of the Registrant's common stock contained in the Registrant's registration statement on Form 8-A, as filed with the SEC on November 8, 1991, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). The Registrant's file number with the Commission is No. 001-31614.
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.
A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's Certificate of Incorporation, Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
As permitted by Section 145 of the Delaware General Corporation Law, Article 9 of our Certificate of Incorporation, as amended, provides:
“To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.”
The Registrant's Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws.
The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against any of them and expense incurred by any of them in any capacity, subject to certain exclusions.
Item 7.        Exemption from Registration.
Not applicable.
Item 8.    Exhibits.
For a list of exhibits to this Registration Statement, see the “Exhibit Index”, which is incorporated into this item by reference.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on March 8, 2013.

VITESSE SEMICONDUCTOR CORPORATION
(Registrant)
By:     /s/ Christopher R. Gardner
Christopher R. Gardner
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Christopher R. Gardner and Martin S. McDermut, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated on March 8, 2013.

Signature	Title

/s/ Christopher R. Gardner Christopher R. Gardner	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Martin S. McDermut Martin S. McDermut	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Matthew B. Frey Matthew B. Frey	Director
/s/ Steven P. Hanson Steven P. Hanson	Director
/s/ James H. Hugar James H. Hugar	Director
/s/ Scot B. Jarvis Scot B. Jarvis	Director
/s/ Edward Rogas, Jr. Edward Rogas, Jr.	Director
/s/ Kenneth H. Traub Kenneth H. Traub	Director

EXHIBIT INDEX
The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation	10-Q	001-31614	3.1	August 9, 2010
3.2	Amended and Restated Bylaws	8-K	001-31614	3.2	December 2, 2004
5.1	Opinion of Stubbs Alderton & Markiles, LLP					X
10.1	Vitesse Semiconductor Corporation 2013 Incentive Plan	8-K	001-31614	10.1	March 8, 2013
23.1	Consent of BDO USA, LLP					X
23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement)					X